Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Canoo Inc. of our reports dated March 1, 2022 relating to the financial statements of Canoo Inc. and the effectiveness of Canoo Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Canoo Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Los Angeles, California

May 20, 2022